Exhibit 10.1

MacAndrews & Forbes LLC
35 East 62nd Street
New York, New York 10065

            June 19, 2008

SIGA Technologies, Inc.
420 Lexington Avenue, Suite 408
New York, NY  10170

Attn:       Eric A. Rose
Chief Executive Officer and Chairman of the Board

Thomas N. Konatich
Chief Financial Officer

Gentlemen:

You have indicated an interest in an additional investment by MacAndrews & Forbes LLC in common stock and warrants of SIGA Technologies, Inc. (the "Company") in an amount of up to $8,000,000.  I am pleased to present, for your board's consideration, the terms on which we would agree to make such an investment.

As set forth in more detail in the term sheet attached to this letter we agree to invest up to $8,000,000 in the Company, with such commitment remaining available to the Company, at its option, for a period of one year from the date of this letter.  In exchange, the definitive agreement will provide that the Company will issue to us on each funding date (i) common stock at a per share purchase price equal to the lesser of (A) $3.06 and (B) the average of the volume-weighted average price per share for the 5 trading days immediately preceding each funding date, and (ii) warrants to purchase 40% of the number of shares of common stock acquired, exercisable at 115% of the common stock purchase price on such funding date.

In consideration for our binding commitment, upon the execution of this letter, the Company will issue us warrants to acquire 238,000 shares of common stock, exercisable at $3.06 per share of common stock.  The warrants shall be exercisable for a period of four years commencing on the date of issuance of such warrants.  We shall also have the option, during the commitment period, to invest in the Company on the commitment terms.

The Company would use the proceeds of any such investment to fund research and development, to enhance the Company’s ability to make and sell its products commercially, to pursue growth opportunities and for general corporate purposes.

Our commitment hereunder and our agreement to perform our obligations described herein are subject to the negotiation and execution of a mutually acceptable definitive documentation with respect to the investment.

This letter and the attached term sheet shall, upon execution, be binding on the parties hereto.  All obligations under this letter and the attached term sheet shall remain in full force and effect until the earlier of (i) the execution of definitive documentation or (ii) the one-year anniversary of this letter.  The completion of the transactions contemplated by this letter and the term sheet are subject, among other things, to the negotiation and execution of a definitive agreement acceptable to each of us.

Neither this letter nor any of the provisions hereof may be amended, modified, changed or waived except by an instrument in writing signed by the parties hereto.  This letter shall be governed by and construed in accordance with the laws of the State of New York.  This letter and the attached term sheet contains the full and entire understanding and agreement between the parties with regard to the subject matters hereof and supersedes all prior understandings and agreements relating to the matters set forth herein or in the term sheet. This letter may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

We continue to be excited about the Company and its prospects.  We look forward to implementing a transaction that would be in the best interests of the Company's stockholders, officers and other employees, and customers.

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                                            Very truly yours,

                MACANDREWS & FORBES LLC

                By: /s/ Barry F. Schwartz
                Name: Barry F. Schwartz
                Title: Executive Vice Chairman

AGREED AND ACCEPTED:

SIGA TECHNOLOGIES, INC.

By: /s/ Eric A. Rose
Name: Eric A. Rose, M.D.
Title: Chief Executive Officer

SUMMARY OF TERMS
$8,000,000 INVESTMENT
SIGA TECHNOLOGIES, INC.
June 19, 2008

This term sheet ("Term Sheet") summarizes the principal terms of an investment by MacAndrews & Forbes LLC ("Investor") of up to $8,000,000 in SIGA Technologies, Inc. (the "Company").

Investment Commitment:
Investor commits to invest up to an aggregate of $8,000,000 (such investment, the "Investment Amount") in the Company, at the Company's option, in one or more but no more than three tranches during the one-year period (the "Commitment Period") following execution of the letter to which this Term Sheet is attached (the "Commitment Letter").

Investment Option:
At any time during the Commitment Period, Investor may, at Investor's option, elect to invest up to the Investment Amount in the Company in one or more but no more than three tranches on the terms of the Investment Commitment; provided that in no event will the aggregate amount of the investments pursuant to the Investment Commitment and the Investment Option exceed $8,000,000.

Securities to be Issued:
Upon either of the Company's election to effect an investment pursuant to the Investment Commitment or Investor's election to effect an investment pursuant to the Investment Option (an "Investment"), subject to the terms and conditions of the Investment Agreement (defined below), the Company will issue to Investor on each funding date:

Common Stock - Such number of shares (the "Shares") of common stock, par value $0.0001 per share ("Common Stock"), of the Company, with a value equal to the Investment, at a per share valuation ("Per Share Price") equal to the lesser of (i) $3.06 and (ii) the average of the volume-weighted average price per share for the 5 trading days immediately preceding each funding date.

Warrants - For no additional consideration, warrants (the "Warrants") to purchase a number of shares of Common Stock equal to 40% of the Shares issued on such funding date, at an exercise price per share equal to 115% of the Per Share Price on such funding date, payable in cash or by cashless exercise.  The Warrants shall be exercisable for a period of four years commencing on the date of issuance of such Warrants.  Except as otherwise noted herein, the Warrants shall have terms substantially similar to the Investor's existing warrants.

The Investment Agreement will provide that, to the extent that the consummation of any portion of the investment transactions requires shareholder approval under applicable Nasdaq rules, the parties shall be obligated to consummate only that portion of the investment transaction that will not require such shareholder approval.

Use of Proceeds:	To fund research and development, to enhance the Company’s ability to make and sell its products commercially, to pursue growth opportunities and for general corporate purposes.

Commitment Fee:
In consideration of the Investment Commitment, upon the execution of the Commitment Letter, the Company will issue to Investor warrants (the "Commitment Fee Warrants") to purchase 238,000 shares of Common Stock, at an exercise price per share of $3.06, payable in cash or by cashless exercise.  The Commitment Fee Warrants shall be exercisable for four years commencing on the date of execution of the Commitment Letter.   Except as otherwise noted herein, the Commitment Fee Warrants shall have terms substantially similar to the Investor's existing warrants.

Definitive Documentation:	This term sheet is subject to negotiation and execution of a mutually acceptable definitive commitment agreement (the "Investment Agreement").

Expenses:	Counsel to Investor will prepare initial drafts of all documents. The Company shall pay all reasonable fees and expenses of Investor's counsel.

Registration Rights:
The Shares, Warrants, Commitment Warrants and any other securities acquired in connection with any Investment shall be covered by the Registration Rights Agreement, dated as of August 13, 2003, between the Company and Investor (the "Registration Rights Agreement").  Prior to the closing of any Investment, the parties shall agree to enter into an amendment to the Registration Rights Agreement necessary to effect the foregoing.

Representations
and Warranties:	The Investment Agreement will include standard representations and warranties by the Company.

Conditions to Closing:
The Investment Agreement will include standard conditions to closing of each tranche, including, without limitation, (i) the Company being in compliance with all applicable Nasdaq Marketplace Rules (both before and after giving effect to the applicable closing), (ii) the Common Stock remaining listed for trading on the Nasdaq Capital Market and (iii) the Shares to be then issued having been listed for trading on the Nasdaq Capital Market.